Exhibit 99.1

Molina Healthcare Announces Resignation of John Molina from the Board of Directors

LONG BEACH, Calif.--(BUSINESS WIRE)--February 26, 2018--Molina Healthcare, Inc. (NYSE: MOH) today announced that John C. Molina has stepped down from the Molina Healthcare Board of Directors.

“We are grateful for John Molina’s contributions to the Company and wish him the best as he pursues other endeavors,” said Dale B. Wolf, chairman of the Molina Healthcare Board of Directors.

John Molina is the son of Dr. C. David Molina, the late founder of Molina Healthcare. John served as a member of the Board of Directors since 1994. Throughout the Company’s history, he has also held a variety of leadership positions, including chief financial officer and treasurer until May 2017. Currently, John is a founding partner of Pacific6, a California-based investment and development partnership.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our health plans operating in 13 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 4.5 million members. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

CONTACT:
Investor Relations:
Ryan Kubota, 562-435-3666
or
Public Relations
Laura Murray, 562-506-9208